                                                                     EXHIBIT 2.1


                            STOCK PURCHASE AGREEMENT

         This Stock Purchase Agreement (this "Agreement), dated effective as of December 1, 1998 (the "Effective Date"), is made and entered into by and among Advance Paradigm, Inc., a Delaware corporation (the "Purchaser"), Baumel-Eisner Neuromedical Institute, Inc., a Florida corporation (the "Company"), Barry Baumel, M.D., a resident of Florida, and Larry S. Eisner, M.D., a resident of Florida. Baumel and Eisner are collectively referred to herein as the "Stockholders."

         WHEREAS, the Purchaser wishes to purchase from the Stockholders, and the Stockholders wish to sell to the Purchaser, 1,000,000 shares of the Class A Common Stock, $0.001 par value, of the Company (the "Class A Common Stock"), which shares represent 100% of the issued and outstanding shares of capital stock of the Company; and.

         WHEREAS, the Purchaser, the Company, and the Stockholders desire to establish various rights and obligations in connection with the purchase and sale of the Class A Common Stock;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein set forth, the parties hereto agree as follows:

                                    ARTICLE I

                 SALE AND PURCHASE OF THE CLASS A COMMON STOCK,
                       CONSIDERATION, AND EARN OUT AMOUNT

         1.01 SALE AND PURCHASE OF THE CLASS A COMMON STOCK. Subject to the terms and conditions hereof and in reliance on the representations and warranties made pursuant hereto, the Stockholders will sell to the Purchaser, and the Purchaser will purchase from the Stockholders, on the Effective Date (as hereinafter defined), the Class A Common Stock for the consideration set forth in Section 1.2 hereof.

         1.02 CONSIDERATION. In consideration of its purchase of the Class A Common Stock, the Purchaser shall pay to the Stockholders in accordance with the terms of this Section 1.02 the following:

              (a) $25,000,000 in Cash (the "Initial Purchase Price") to the Stockholders on the Closing Date, which shall be apportioned by the Company to the Stockholders in accordance with their pro-rata stock ownership in the Company as of the Effective Date and as set forth on the signature page hereto; and

              (b) the Earn-Out Amount (defined below) to the Stockholders in Cash in accordance with their stock ownership in the Company as of the Effective Date, which shall be calculated and payable in accordance with Section 1.03 of this Agreement. For purposes of this Agreement, the term "Cash" shall mean cash, certified or cashier's check, money order, or wire-transfer of immediately available funds.

         1.03 EARN-OUT AMOUNT. The Earn-Out Amount shall be one-third of the amount by which (a) the Adjusted Earnings (defined below) for each of the 12-month periods ending on March 31 of each of the years 2000, 2001, 2002, 2003, and 2004 (the "Earn-Out Period) is greater than (b) the Adjusted Earnings for the 12-month period ended July 31, 1998, or $4,800,000, whichever is greater.

              (a) Adjusted Earnings, for purposes of this Agreement, shall be the net income of the Company, excluding any increases or decreases attributable to any business acquired by the Company, calculated in accordance with generally accepted accounting principles, consistently applied ("GAAP"), plus, to the extent deducted in calculating such net income, the following:

                  (i) all charges for or with respect to interest, state, federal, foreign, and local income taxes, and goodwill amortization;

                  (ii) any expenses of the Purchaser related to the transactions contemplated hereby and potential or completed future financings or acquisitions, including legal, accounting, due diligence, and investment banking fees and expenses;

                  (iii) all corporate management fees, allocations of corporate overhead, or other administrative costs that arise from the Purchaser or its Affiliates (defined below) owning the stock of the Company;

                  (iv) all intercompany charges between the Purchaser or its Affiliates and the Company to which the Stockholders have not given their prior consent;

                  (v) any employee termination or other costs arising out of a consolidation of services or facilities or other reorganization of the Company subsequent to the Effective Date;

                  (vi) any employment related costs associated with personnel required by the Purchaser or its Affiliates to be employed by the Company that the Company would not have otherwise employed in the ordinary course of business, other than any person hired in connection with the Transition described in Section 6.01 herein; and

                  (vii) any reserves or adjustments to reserves that are not consistent with GAAP;

                  (viii) any premiums for the life insurance policies identified in Section 2.01(c)(vii).

              (b) The Earn-Out Amount for each year, if any, shall be paid by the Purchaser within 15 days of completion of the Purchaser's consolidated audit for the applicable 12-month period ended March 31.

              (c) The Purchaser agrees not to take any action with regard to the operations of the Company during the Earn Out Period that is likely to result in a material change to the Company's historical business practices without the prior written consent of the Stockholders.

                                   ARTICLE II

                                     CLOSING

         2.01 TIME AND PLACE; DELIVERY OF DOCUMENTS. The closing of the purchase and sale of the Class A Common Stock (the "Closing") will take place on December 16, 1998. At the Closing, the parties hereto will respectively deliver, and the Closing is expressly conditioned upon the delivery of, the following:

              (a) the Purchaser shall deliver to the Stockholders the Initial Purchase Price for the Class A Common Stock in accordance with Section 1.02(a) above; and

              (b) the Stockholders shall deliver to the Purchaser:

                  (i) one or more certificates, duly endorsed, representing all of the shares of Class A Common Stock owned by each such Stockholder; and

                  (ii) a duly executed Employment Agreement (so called herein) for each Stockholder in the form attached hereto as Exhibit A.

              (c) The Company shall deliver to the Purchaser:

                  (i) an opinion of counsel, dated the Effective Date, that is satisfactory to the Purchaser in the Purchaser's sole discretion and which is substantially in the form set forth on Exhibit B, attached hereto and incorporated herein by reference;

                  (ii) a certified copy of the Company's articles of incorporation and all amendments thereto, appropriately authenticated and certified as being true and correct by a principal officer of the Company;

                  (iii) a copy of the Company's bylaws, as amended to date, certified as being true and correct by a principal officer of the Company;

                  (iv) a certificate of good standing of the Company, duly certified within the 30 days immediately preceding the Effective Date by the Secretary of State of the State of Florida, and from every jurisdiction in which the Company is qualified to do business;

                  (v) duly executed resignations from all of the directors of the Company effective as of the Effective Date;

                  (vi) a duly executed Employment Agreement for each Stockholder in the form attached hereto as Exhibit A;

                  (vii) life insurance policies on each Stockholder with each policy having a face amount of $1,000,000, and naming the Purchaser as the beneficiary; and

                  (viii) any and all consents, dated prior to the Effective Date, required to be obtained by the Company from third parties in order to not be in default under any contract identified in Section
         3.17 hereof, and to transfer the Class A Common Stock to the Purchaser in accordance with this Agreement.

                                   ARTICLE III

                        REPRESENTATIONS AND WARRANTIES OF
                        THE COMPANY AND THE STOCKHOLDERS

         To induce the Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, the Company and the Stockholders, severally, but not jointly, hereby make the following representations and warranties to the Purchaser on and as of the Effective Date:

         3.01 ORGANIZATION AND QUALIFICATION. The Company (a) is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Florida, and has all requisite corporate power and authority to own, operate, and lease its properties and to carry on its business as it is currently being conducted; and (b) is qualified to do business in every jurisdiction in which the character and location of the assets owned by it or the nature of its business require such qualification. Except as set forth in
Schedule 3.01, the Company has such licenses, including but not limited to medical licenses of its investigators, permits, consents, orders, approvals, and other authorizations necessary for the conduct of its business as now being conducted and proposed to be conducted. No approval, consent, authorization, or other order of, and no designation, filing, registration, qualification, or recording with any governmental authority, domestic or foreign, is required for the Company's performance of this Agreement or the consummation of the transactions contemplated hereby.

         3.02 CAPITALIZATION.

              (a) On the Effective Date, the authorized capital stock of the Company consists of 10,000,000 shares of Class A Common Stock of which 1,000,000 shares are issued and outstanding, and 10,000,000 shares of Class B Common Stock, $0.001 par value, none of which shares are issued or outstanding. The 1,000,000 shares of Class A Common Stock outstanding constitute 100% of the issued and outstanding shares of capital stock of the Company.

              (b) Except as set forth on Schedule 3.02, the Company has outstanding (i) no shares of any class of capital stock other than the Class A Common Stock, (ii) no options, warrants, or other rights to purchase from the Company any capital stock of the Company; (iii) no securities convertible into or exchangeable for capital stock of the

         Company; and (iv) no other commitments of any kind for the issuance of additional shares of capital stock or options, warrants, or other securities of the Company.

              (c) No Person (defined below), including but not limited to any officer or director of the Company, has any right (preemptive or otherwise) to acquire any capital stock of the Company.

         3.03 NO SUBSIDIARIES. Except as set forth on Schedule 3.03, there is no corporation, partnership, or other business enterprise in which the Company has any direct or indirect controlling, or 10% or greater, equity interest. Each entity set forth on Schedule 3.03, unless otherwise noted, is a corporation or other entity duly incorporated or organized, validly existing, and in good standing, if applicable, under the laws of the state of its incorporation or organization as noted on such schedule, and has all requisite corporate power and authority to own, operate, and lease its properties and to carry on its business as it is currently being conducted; and is qualified to do business in every jurisdiction in which the character and location of the assets owned by it or the nature of its business requires such qualification; and has all licenses, including but not limited to medical licenses of its investigators, permits, consents, orders, approvals, and other authorizations necessary for the conduct of its business as now being conducted and proposed to be conducted.

         3.04 AUTHORIZATION, EXECUTION, AND DELIVERY.

              (a) The Company has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. No proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and the consummation of such transactions. This Agreement and all other agreements herein contemplated to be executed by the Company have been duly executed and delivered by the Company and constitute legal, valid, and binding obligations of the Company enforceable against the Company in accordance with their respective terms, subject as to enforceability to applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors' rights generally and to the application of equitable principles and judicial discretion.

              (b) The Stockholders have full legal power and capacity to execute, deliver, and perform this Agreement and at the Closing will have full legal power to sell the Class A Common Stock in accordance with this Agreement. The Stockholders own beneficially and of record, and have good and indefeasible title to, their respective shares of Class A Common Stock free of all security interests, pledges, charges, liens, or encumbrances of any kind, and the delivery of the Class A Common Stock to the Purchaser pursuant to the terms of this Agreement shall vest such beneficial ownership and good title in the Purchaser. The Stockholders did not acquire any shares of Class A Common Stock in violation of any preemptive right of any Person. This Agreement has been duly and validly executed and delivered by the Stockholders and constitutes the valid and binding obligation of the Stockholders enforceable in accordance with its terms, subject to bankruptcy, insolvency, moratorium, reorganization, and similar laws affecting the rights and remedies of creditors generally and to the application of equitable principles and judicial discretion.

         3.05 NO CONFLICT WITH JUDGMENTS AND DECREES. The consummation of the purchase of the Class A Common Stock in accordance with the terms, conditions, and provisions of this Agreement will not conflict with, or result in a breach of, any term, condition, or provision of any judgment, order, injunction, decree, writ, or ruling of any court or tribunal, either domestic or foreign, to which the Company or either Stockholder is subject.

         3.06 GOVERNMENT APPROVALS. Except as set forth on Schedule 3.06, to the Knowledge of the Company or the Stockholders, no consent, approval, order, or authorization of, or registration, declaration, or filing with, any federal, state, or local governmental authority is required to be made or obtained by the Company, the Stockholders, or the Purchaser in connection with the execution and delivery of this Agreement by the Company, the Stockholders, and the Purchaser, or the consummation by the Company, the Stockholders, and the Purchaser of the transactions contemplated hereby.

         3.07 FINANCIAL STATEMENTS.

              (a) The Company has previously delivered to the Purchaser true, correct and complete copies of the following financial statements:

                  (i) Balance Sheets of the Company, dated as of July 31, 1997 and July 31, 1998 (the "Balance Sheet"), and Statements of Revenue and Expenses for the 12 months ended July 31, 1997 and July 31, 1998 (collectively referred to as the "Statements"); and

                  (ii) a Balance Sheet of the Company, dated as of October 31, 1998, and a Statement of Income for the Company for the three months ended October 31, 1998 (collectively referred to as the "Interim Statements")

              The Statements and the Interim Statements are collectively referred to as the "Financial Statements"). The Financial Statements
         (a) are a true and correct reflection of the financial statement of the Company as of the dates therein; (b) were prepared on a cash basis; (c) were prepared from the books and records of the Company; and (d) fairly present the Company's financial condition and the results of its operations at the relevant dates thereof and for the years or periods covered thereby on a cash basis.

              (b) In connection with Arthur Andersen, L.L.C.'s review of the Company's financial condition, the Stockholders provided Arthur Andersen, L.L.C. with true, correct and complete information and documentation responsive to the requests of Arthur Andersen, L.L.C. The Company has no material liabilities, accruals or reserves that were not identified to and discussed with Arthur Andersen, L.L.C. by the Stockholders.

              (c) All of the receivables of the Company, net of any allowance for doubtful accounts reflected in the balance sheet dated as of October 31, 1998 and prepared on an accrual basis which is attached hereto as Exhibit 3.07(c), are valid and legally binding, represent bona fide transactions, arose in the ordinary course of business, and are collectible in accordance with the terms of such receivables, without setoff or counterclaim.

         3.08 INTERNAL ACCOUNTING CONTROLS. Except as set forth on Schedule 3.08, the Company (a) keeps books, records, and accounts that accurately, fairly, and in reasonable detail reflect its assets and transactions, and (b) maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are accurately and promptly recorded,
(ii) transactions are executed in accordance with management's specific or general authorizations, and (iii) access to its assets is permitted only in accordance with management's general or specific authorization.

         3.09 NO UNDISCLOSED LIABILITIES. Except as set forth in the Financial Statements or on Schedule 3.09, the Company has no liabilities or obligations of any nature, whether absolute, accrued, contingent, or otherwise, and whether due or to become due (including without limitation any liability for taxes and interest, penalties, and other charges payable with respect to any such liability or obligation) which have had or could have a Material Adverse Effect (defined below).

         3.10 ABSENCE OF CERTAIN CHANGES. Except as disclosed in Schedule 3.10 or as provided for or contemplated in this Agreement, since July 31, 1998, with respect to the Company, there has not been:

              (a) any transaction not in the ordinary course of business that has had or could have a Material Adverse Effect;

              (b) any change in the business, property, assets, liabilities (whether absolute, accrued, contingent, or otherwise), operations, liquidity, income, condition (financial or otherwise), prospects, or net worth of the Company that has had or could have a Material Adverse Effect;

              (c) a declaration, or an agreement to declare or make any payment of dividends or distributions of any assets of any kind to the Stockholders, or a redemption, or agreement or authorization to redeem any of the Class A Common Stock;

              (d) any damage, destruction, or loss, extraordinary or otherwise and whether or not covered by insurance, that has had or could have a Material Adverse Effect;

              (e) any amendment permitted or made with regard to any material contract, material license, or material agreement to which the Company is a party;

              (f) any acquisition or disposition by the Company of any property or asset, whether real or personal, having a fair market value in an amount greater than $10,000, except in the ordinary course of business and in conformity with past practice;

              (g) any mortgage, pledge, or subjection to lien, charge, or encumbrance of any kind or on any of the respective properties or assets of the Company, except to secure borrowings in the ordinary course of business and in conformity with past practice;

              (h) any increase in, or commitment to increase, the compensation payable or to become payable to any officer, director, employee, or agent of the Company, or any bonus payment or similar arrangement made to or with any of such officers, directors, employees, or agents, other than (except in the case of directors and officers) routine increases made in the ordinary course of business and in conformity with past practice;

              (i) any incurrence of, guarantee of, assumption of, or taking any property subject to, any liability, except for liabilities incurred or assumed or property taken subsequent to July 31, 1998, in the ordinary course of business and in conformity with past practice;

              (j) any adoption of a plan or agreement or amendment to any plan or agreement providing any new or additional benefits for officers, directors, or employees;

              (k) any material alteration in the manner of keeping the books, accounts, or records of the Company, or in the accounting practices therein reflected;

              (l) any release or discharge of any obligation or liability of any Person to the Company of any nature whatsoever, except in the ordinary course of business and in conformity with past practice and except in cases that have not had and could not have a Material Adverse Effect;

              (m) any delay by the Company in paying any debt, charge, or amount owed by the Company in excess of 30 days past the date such amount was due;

              (n) any increase or decrease of (i) any amounts charged for services rendered or products sold by the Company; or (ii) inventory ordered, except, in either case, in the ordinary course of business and in conformity with past practice;

              (o) any facts or circumstances that may reasonably result in the loss of customers, suppliers, or vendors of the Company, including without limitation, any notices, statements, or circumstances indicating that any customer, supplier, or vendor has or will terminate or alter its business relationship with the Company;

              (p) any loan by the Company to any officer or director of the Company, or any Affiliate thereof;

              (q) any other event or condition of any character which has had or could have a Material Adverse Effect; or

              (r) any agreement or authorization to do any of the above.

         3.11 REAL AND PERSONAL PROPERTY.

              (a) Except as indicated in Schedule 3.11, the Company has good and marketable title to each of the items of real and personal tangible and intangible property recorded as owned in the Statements (except for property sold or otherwise disposed of since July 31, 1998, in the ordinary course of business and in conformity with past practice), free and clear of all mortgages, liens, security interests, conditional sales contracts, encumbrances, leases, equities, claims, charges, easements, rights-of-way, covenants, conditions, and restrictions, except (i) those incurred or created in conformity with past practice;
         (ii) mortgages and other encumbrances reflected in the Financial Statements; (iii) liens for current taxes not yet due and payable; and
         (iv) such imperfections of title and encumbrances as do not detract from, or interfere with, the present use of the properties subject thereto or affected thereby, or otherwise impair the value thereof or the operations thereat; and

              (b) No officer, director, or employee of the Company, nor any spouse, child, or other relative or Affiliate thereof, owns directly or indirectly in whole or in part, any of such real property or tangible or intangible personal property.

         3.12 ENVIRONMENTAL COMPLIANCE. Except as set forth in Schedule 3.12:

              (a) The Company and any property owned or operated by it are in compliance with all applicable Environmental Laws (defined below) and have obtained and are in compliance with all permits, licenses, and other authorizations required under any Environmental Law. There is no past or present event, condition, or circumstance that is likely to interfere with the conduct of the business of the Company in the manner now conducted relating to such entity's compliance with Environmental Laws or constitute a material violation thereof or which would have a Material Adverse Effect;

              (b) The Company does not now or has not leased, operated, owned, or exercised managerial functions at any facilities or real property with respect to which such entity, facility, or real property is subject to any actual Proceeding (defined below) under any Environmental Law, and neither the Company nor the Stockholders are aware of any facts or circumstances that could give rise to such a Proceeding;

              (c) There are no actions or Proceedings pending or, to the Knowledge of the Company or the Stockholders, threatened against the Company under any Environmental Law, and the Company has not received any notice (whether from any regulatory body or private person) of any violation, or potential or threatened violation, of any Environmental Law;

              (d) There are no actions or Proceedings pending or, to the Knowledge of the Company or the Stockholders, threatened under any Environmental Law involving the release or threat of release of any Polluting Substances (defined below) at or on (i) any Property (defined below) currently or in the past owned, operated, or leased by the

         Company or over which the Company exercised managerial functions, or
         (ii) at any property where Polluting Substances generated by the Company have been disposed;

              (e) There is no Property for which the Company is or was required to obtain any permit under an Environmental Law to construct, demolish, renovate, occupy, operate, or use such Property or any portion of it;

              (f) The Company has not generated any Polluting Substances;

              (g) There has been no release of Polluting Substances in violation of any Environmental Law which would require any report or notification to any governmental or regulatory authority in or on any Property;

              (h) Neither the Company nor any Property is subject to investigation or, to the Knowledge of the Company or the Stockholders, threatened or pending litigation by federal, state, or local officials or a private litigant as a result of any previous on-site management, treatment, storage, release, or disposal of Polluting Substances or exposure to any Polluting Substances;

              (i) There are no underground or above ground storage tanks on or under any Property which are not in conformity with any Environmental Law and any Property previously containing such tanks has been remediated in compliance with all Environmental Laws; and

              (j) There is no asbestos containing material on any Property.

         3.13 TAX MATTERS. Except as disclosed on Schedule 3.13,

              (a) within the times and in the manner prescribed by law, the Company has filed all federal, state, and local tax returns for which the Company has had the responsibility for filing, and has timely paid all taxes, penalties, and interest (hereinafter collectively referred to as "Taxes") shown to be due and payable on such returns;

              (b) all tax returns filed by the Company constitute complete and accurate representations of its Tax liabilities for such years and accurately sets forth all items (to the extent required to be included or reflected in such returns) relevant to its future Tax liabilities, including the tax bases of its properties and assets;

              (c) the Company has not waived or extended any applicable statute of limitations relating to the assessment of federal, state, local, or foreign Taxes;

              (d) no examination of the federal, state, or local tax returns of the Company is currently in progress, nor, to the Knowledge of the Company or the Stockholders, is any such examination threatened; and

              (e) to the Knowledge of the Company or the Stockholders, neither the Company nor any Stockholder has received any communication from any taxing authority regarding any tax return of the Company with respect to any matter that has not been closed, settled, waived, or fully concluded, or would otherwise have a Material Adverse Effect.

         3.14 NO LITIGATION. Except as set forth on Schedule 3.14, there are no investigations, actions, suits, or claims pending or, to the Knowledge of the Company or the Stockholders, threatened against the Stockholders or the Company or involving any of their respective properties or assets, whether at law or in equity, before or by any foreign, federal, state, municipal, or other governmental court, department, commission, board, bureau, agency, instrumentality, or other person (a "Proceeding"), which may result in any material liability to the Company or affect the Class A Common Stock.

         3.15 TRANSACTIONS WITH AFFILIATES. Except as set forth on Schedule 3.15, there are no transactions by the Company with its officers, directors, employees, or any Affiliates thereof, and no such person has any interest in any property owned or used by the Company.

         3.16 PERSONNEL. Schedule 3.16 sets forth a true and complete list of the names and current salaries of all of the employees of the Company (other than the Stockholders) for the fiscal year ended July 31, 1998, and as of October 31, 1998.

         3.17 CONTRACTS. Except as set forth on Schedule 3.17, the Company is not a party to any oral or written: (a) contract for the employment or compensation of any officer or employee that is not terminable on 30 days (or less) notice without the payment of any amount on account of such termination;
(b) agreement, contract, or indenture relating to the borrowing of money by the Company; (c) guaranty of any obligations for the borrowing of money or otherwise; (d) management agreement, consulting agreement, independent contractor agreement, or other similar contract or arrangement ; (e) collective bargaining or labor agreement; (f) agreement with any present or former officer, director, or shareholder; (g) employee pension, profit-sharing, or other benefit plan or arrangement; (h) lease for real or personal property; (i) any contract or agreement that will terminate upon a change in control of the Company; (j) any contract or agreement pursuant to the terms of which the Company conducts clinical trials; (k) contracts obligating the Company to provide products or services for a period of one year or more; (l) any contract relating to pending capital expenditures by the Company; (m) any non-competition or confidentiality agreements restricting the Company in any manner; (n) other material contracts or understandings, irrespective of subject matter and whether or not in writing, and not otherwise disclosed on the Schedules hereto; or (o) contract, agreement, or other commitment that involved a payment, or requires the payment by, the Company of more than $10,000 in any 12-month period. The Company has furnished the Purchaser with a true and complete copy of each such contract, including all amendments thereto made through the Effective Date. Except as set forth on Schedule 3.17, all clinical trials contracts entered into prior to the Effective Date, contain a covenant by the other party to such contract to indemnify the Company against any and all liability or damage it may suffer as a result of claims arising out of the clinical research protocol in connection with such contract (provided, however, that such contract need not indemnify the Company against any liability or damage resulting from (i) a failure to adhere to the terms of the protocol or the written instruction of the other party thereto relative to the use of the investigational drug; (ii) failure to comply with any applicable Food and Drug Administration ("FDA") or other governmental requirements; or (iii) negligence or willful malfeasance by the Company). Except as set forth on Schedule 3.17, each of such contracts is a valid and binding agreement of the Company and all other parties thereto; there has not occurred any material default under any of the material terms and conditions thereof, nor has any event occurred that with the giving of notice or lapse of time, or both, would constitute any such material default. Except as set forth on Schedule 3.17, to the Knowledge of the Company or the Stockholders, no employee of, or party or Person providing services to, the Company has any intention to terminate his, her, or its relationship with the Company or, in the case of employees, leave the employ of the Company.

         3.18 EMPLOYMENT MATTERS. To the Knowledge of the Company or the Stockholders, there is no activity or proceeding of any labor organization (or representative thereof) or employee group to organize any employees of the Company, or to effectuate or threaten to effectuate a strike, slowdown, work stoppage, or lockout with regard to the Company.

         3.19 COMPLIANCE WITH LAW.

              (a) Except as set forth on Schedule 3.19(a), the conduct of the business of the Company to date does not violate any federal, state, or local laws, statutes, ordinances, rules, regulations, decrees, orders, permits, or other similar items in force on the date hereof (including, but not limited to, any of the foregoing relating to employment discrimination, employment practices, withholding of taxes and other sums from employees, the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and environmental protection or conservation), the enforcement of which could have a Material Adverse Effect, nor has the Company received any notice of any such violation.

              (b) No prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code, has occurred or is continuing with respect to any employee pension benefit plan (as defined in Section 3(2) of ERISA) maintained by the Company or any welfare benefit plan (as defined in Section 3(1) of ERISA) maintained by the Company. Except as set forth on Schedule 3.19(b), no contributions are required to be made by the Company with respect to any employee pension benefit plan.

              (c) The Company has properly filed all reports (including all amendments thereto) and properly maintained all books and records required to be filed or maintained by it under applicable federal and state food and drug laws, including without limitation, the rules and regulations of the United States Food and Drug Administration and the State of Florida, and has properly maintained such books and records in accordance therewith.

         All information contained in such filings was true and complete on the date such filings were made. Except as set forth on Schedule 3.19(c), the Company is not subject to a formal or informal agreement or enforcement action by any regulatory agency or authority having jurisdiction over it.

         3.20 EMPLOYEE BENEFITS.

              (a) Except as set forth on Schedule 3.20 hereto, neither the Company, nor any other corporation or trade or business under common control with the Company (an "ERISA Affiliate"), as determined under
         Section 414(b), (c), or (m) of the Internal Revenue Code of 1986, as amended (the "Code"), sponsors, maintains, or otherwise is a party to, or is currently in default under, or has any current accrued obligations under any pension, profit sharing, or other retirement plan, fringe benefit plan, health, group insurance, or other welfare benefit plan, or other similar plan, agreement, policy, or understanding, including, without limitation, any "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether formal or informal and whether legally binding or not under which the Company or an ERISA Affiliate has any current or future obligation or liability or under which any present or future employee of the Company or an ERISA Affiliate, or such present or former employee's dependents or beneficiaries, has any current or future rights to benefits (each such plan, agreement, policy, or understanding being hereinafter referred to individually as a "Plan"). Neither the Company nor any ERISA Affiliate has any formal plan or commitment, whether legally binding or not, to create any additional Plan or modify or change any existing Plan that would affect any present or former employee of the Company, or such present or former employee's dependents or beneficiaries. Except as disclosed of Schedule 3.20 hereto, the Company is not now, and has not been, a part of a controlled group of corporations within the meaning of Section 414(b) of the Code or a group of trades or businesses under common control within the meaning of Section 414(c) of the Code.

              (b) Neither the Company nor any ERISA Affiliate has ever sponsored, adopted, maintained, or been obligated to contribute to a single employer, multiple employer, or multiemployer defined benefit pension plan which is, or ever was, subject to the provisions of Title IV of ERISA. Except as set forth in Schedule 3.20, neither the Company nor any ERISA Affiliate has ever sponsored, adopted, maintained, or been obligated to contribute to a Plan which is, or ever was, subject to the minimum funding standards of Section 302 of ERISA and Section 412 of the Code. Neither the Company nor any ERISA Affiliate has any obligation in connection with any Plan pursuant to the terms of a collective bargaining agreement. The Company and all ERISA Affiliates have made or will make all contributions required to be made by the Company and all ERISA Affiliates under each Plan for all periods through and including the Effective Date or adequate accruals therefore have been made or will be provided.

              (c) Each Plan has been maintained and administered in all material respects in accordance with applicable laws, including, but not limited to, the Age Discrimination in Employment Act, as amended, Title X of the Consolidated Omnibus Budget

         Reconciliation Act of 1986, as amended ("COBRA"), ERISA, and the Code. All reports required by any governmental agency with respect to each Plan have been timely filed. The Company shall cooperate in full with any action deemed reasonably necessary by the Purchaser to ensure compliance with any federal or state law applicable to a Plan, whether such action occurs prior to, on, or after the Effective Date. There are no pending, or to the Knowledge of the Company, threatened or anticipated, claims or actions with respect to any Plan (other than routine claims for benefits by employees covered under any such Plan and their beneficiaries). No "prohibited transaction" as defined in
         Section 406 of ERISA or Section 4975 of the Code has occurred with respect to any Plan, excluding transactions effected pursuant to a statutory or administrative exemption. No tax under Section 4980B of the Code has been incurred, or is reasonably expected to be incurred, in respect of any Plan that is a group health plan as defined in
         Section 162(i)(2) of the Code. No lien has been filed by any person or entity on the assets of the Company or any ERISA Affiliate relating to the operation or maintenance of a Plan, and no lien exists by operation of law or otherwise on the assets of the Company as a result of the operation or maintenance of a Plan or any other similar plan or plans, and neither the Company nor any ERISA Affiliate has knowledge of the existence of facts or circumstances that could result in the imposition of such a lien.

              (d) Each Plan that is intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified, both as to form and operation and all necessary governmental approvals, including a favorable determination as to the qualification under the Code of each such Plan, and each amendment thereto, have been obtained.

              (e) Neither the Company nor any ERISA Affiliate has any current or projected liability in respect of post-employment or post-retirement benefits for retired or former employees of the Company or an ERISA Affiliate, or such present or former employees' dependents or beneficiaries, except as required to avoid excise tax under Section 4980B of the Code. With respect to each Plan that is funded wholly or partially through an insurance policy, there will be no liability of the Company, as of the Effective Date, under any such insurance policy or ancillary agreement with respect to such insurance policy.

              (f) A true and complete copy of each Plan that covers any employee or former employee of the Company (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof have been furnished to Purchaser together with (i) the most recent favorable determination letter, if any, with respect to each Plan; (ii) the two most recent annual reports prepared in connection with any such Plan (Form 5500, including all applicable schedules);
         (iii) the most recent actuarial valuation report, if any, prepared in connection with any such Plan; and (iv) the most recently disseminated summary plan description and an explanation of any material plan modifications made after the date thereof.

         3.21 ABSENCE OF UNETHICAL BUSINESS PRACTICES. Neither the Company, any director or officer thereof, nor a Stockholder has directly or indirectly given or agreed to give any gift or similar benefit to any customer, contractor, government, employee, or other person who was or is in a possible position to help or hinder the Company, which gift or benefit (a) might subject the

Company to any damages or penalties in any civil or criminal proceeding, (b) might have had a Material Adverse Effect, or (c) might have a Material Adverse Effect if not continued.

         3.22 NO CONFLICT WITH OTHER INSTRUMENTS. The consummation of the purchase of the Class A Common Stock in accordance with the terms, conditions, and provisions of this Agreement will not be in material conflict with, or result in a material breach of, any term, condition, or provision of, or constitute a material default under, any indenture, mortgage, deed of trust, or other material agreement or instrument to which the Company or either Stockholder is a party and will not constitute an event that with the lapse of time or action by a third party could result in any material default under any of the foregoing, or result in the creation of any lien, charge, or encumbrance upon any of the assets or properties of the Company or either Stockholder.

         3.23 INSURANCE. The Company has policies of insurance in effect in such amounts as are adequate to protect its assets and properties and consistent with its past practices. In addition, the Company and the Stockholders have in effect, in such amounts as set forth on Schedule 3.23, continuing liability insurance coverage in connection with the medical practice previously operated by the Company and the Stockholders and subsequently sold to Dr. Andrew Kovacs.
Schedule 3.23 sets forth a true and complete list of all of the insurance policies of the Company in effect as of November 30, 1998; the amount of the premiums for each policy; and the date such premiums are due. Except as set forth on Schedule 3.23, there are no pending claims under any insurance policy of the Company nor, to the Knowledge of the Company or the Stockholders, any facts or circumstances that may cause the cancellation of any insurance policy held by the Company or the repudiation of any claims thereunder, nor prevent the insurance policies it presently has in force from being renewed or require onerous conditions to renewal that are not currently in effect with regard to such insurance policies.

         3.24 ACCOUNTS RECEIVABLE. The accounts receivable of the Company have arisen in the ordinary course of business and are valid and enforceable subject to no defenses, setoffs, or counterclaims.

         3.25 INTELLECTUAL PROPERTY.

              (a) Schedule 3.25(a) sets forth a true and complete list of intellectual property owned or licensed by the Company (other than off-the-shelf software). Except as indicated on Schedule 3.25(a), the Company has full and exclusive right, title, and interest in and to, or license rights to, all patents, patent applications, registered or unregistered trademarks, service marks, and trade names, registered or unregistered copyrights and applications therefor, licenses, approvals, or governmental authorizations to conduct its business as now conducted, know-how, proprietary rights and processes, trade secrets, customer lists, methodologies (to the extent protectable), proprietary development and marketing information and know-how, inventions, inventors' notes (to the extent such notes exist), drawings, designs associated with the foregoing, and other confidential information (collectively, "Intellectual Property") relating to its business or otherwise used in or necessary for the proper conduct of its business, free and clear of all liens, security interests, claims and encumbrances of any nature; and the Company has no obligation to any other Person or entity with respect to the Intellectual Property or any product or process of the Company utilizing or embodying any Intellectual Property.

              (b) There is (i) no infringement, misuse or misappropriation of any Intellectual Property owned, licensed or controlled by any third party arising out of any product or process now being used, manufactured, or distributed, or ever having been used, manufactured, or distributed at any time previously, by or on behalf of the Company,
         (ii) no pending or, to the Knowledge of the Company or the Stockholders, threatened claim or challenge of or proceeding for infringement, misuse or misappropriation of or interference with any Intellectual Property owned, licensed, or controlled by any third party arising out of any product or process now being used, manufactured, or distributed, or ever having been used, manufactured, or distributed at any time previously, by or on behalf of the Company, (iii) except as set forth in Schedule 3.25(b) hereto, no pending or threatened or potential claim, challenge or proceeding by the Company against any third party for infringement, misuse, or misappropriation of or interference with any Intellectual Property owned, licensed, or controlled by the Company, or (iv) no notice or facts or information rendering any Intellectual Property owned, controlled, or licensed by the Company invalid or unenforceable, nor is there any allegation that any such Intellectual Property is invalid or unenforceable.

              (c) The Company has not disclosed any material confidential information developed or utilized by the Company to any third party except on a confidential basis, pursuant to a confidentiality agreement, and with no intention to entitle such third party to use such information other than for the purposes set forth in such confidentiality agreement. To the Knowledge of the Company or the Stockholders, no third party has disclosed confidential information developed or utilized by the Company to any Person except as specifically authorized by the Company.

         3.26 MINUTE BOOKS. The minute books of the Company accurately reflect all material actions taken by the Stockholders and its Board of Directors.

         3.27 HART-SCOTT. Within the meaning of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the applicable regulations thereunder, 16 C.F.R. Parts 801-803 (collectively, "Hart-Scott"), neither the Company nor any of its Affiliates (i) is engaged in manufacturing; (ii) has total assets of $10 million or more; or (iii) has annual net sales of $100 million or more.

         3.28 SUFFICIENCY OF ASSETS. Except as set forth on Schedule 3.28, the assets and properties currently owned and operated by the Company constitute, in the aggregate, all of the assets and properties used in the conduct of the Company's business in the manner in which and to the extent to which such business is currently being conducted. The Company has not received any notice from any current supplier of items essential to the conduct of its business that such supplier intends to terminate or materially alter a business relationship for any reason, and no such supplier intends to terminate or materially alter any such business relationship with the Company. The Company has not received any notice from any customer that such customer intends to discontinue purchases of products or services from the Company, and, to the Knowledge of the Company or the Stockholders, no such customer intends to discontinue or cancel purchases or orders.

         3.29 HEALTH OF THE STOCKHOLDERS. The Stockholders are free from any terminal or disabling disease, affliction, or condition, or any disease, affliction, or condition that with the passage of time will become a terminal or disabling disease, affliction, or condition. The Stockholders have no materially adverse medical history, nor, does either Stockholder have in his past, any facts, circumstances, or symptoms that would reasonably indicate that either of the Stockholders may have or will encounter a terminal or disabling disease, affliction, or condition.

         3.30 BROKER'S AGENTS AND FINDER'S FEES. There is no agent's, broker's, or finder's fee or commission payable, or that will be payable, in connection with the transactions contemplated by this Agreement by virtue of, or resulting from, any action or agreement by the Company, a Stockholder, or any Affiliate thereof.

         3.31 DISCLOSURE. The information with respect to the Company and the Stockholders heretofore provided and to be provided by the Company and/or the Stockholders pursuant to this Agreement, including the Schedules and Exhibits hereto, and each of the representations, agreements, documents, certificates and writings to be delivered to the Purchaser or its representatives at the Closing, do not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary in order to make the statements and writings contained herein or therein not false or misleading in the light of the circumstances under which they were made.

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

         To induce the Company and the Stockholders to enter into this Agreement and to consummate the transactions contemplated hereby, the Purchaser hereby makes the following representations and warranties to the Company and the Stockholders on and as of the Effective Date:

         4.01 ORGANIZATION AND QUALIFICATION. The Purchaser (a) is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own, operate, and lease its properties and to carry on its business as is currently being conducted; and (b) is qualified to do business in every jurisdiction in which the character and location of the assets owned by it or the nature of its business requires such qualification. No approval, consent, authorization, or other order of, and no designation, filing, registration, qualification, or recording with any governmental authority, domestic or foreign, is required for the Purchaser's performance of this Agreement or the consummation of the transactions contemplated hereby.

         4.02 AUTHORIZATION, EXECUTION, AND DELIVERY. The Purchaser has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Company's Board of Directors, and no other proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated herein. This Agreement and all other agreements herein contemplated to be executed by the Purchaser have been duly executed and delivered by the Purchaser and constitute the legal, valid, and binding obligations of the Purchaser enforceable against the Purchaser in accordance with their respective terms, subject as to enforceability to applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors' rights generally and to the application of equitable principles and judicial discretion.

         4.03 NO CONFLICT WITH OTHER INSTRUMENTS. The consummation of the purchase of the Class A Common Stock in accordance with the terms, conditions, and provisions of this Agreement will not be in conflict with, or result in a breach of, the Certificate of Incorporation or Bylaws of the Purchaser, or any term, condition, or provision of, or constitute a default under, any indenture, mortgage, deed of trust, or agreement or instrument to which the Purchaser is a party and will not constitute an event that with the lapse of time or action by a third party could result in any default under any of the foregoing, or result in the creation of any lien, charge, or encumbrance upon any of the assets or properties of the Purchaser.

         4.04 NO CONFLICT WITH JUDGMENTS AND DECREES. The consummation of the purchase of the Class A Common Stock in accordance with the terms, conditions, and provisions of this Agreement will not conflict with, or result in a breach of, any term, condition, or provision of any judgment, order, injunction, decree, writ, or ruling of any court or tribunal, either domestic or foreign, to which the Purchaser is subject.

         4.05 BROKER'S AGENTS AND FINDER'S FEES. Except for a commission to be paid by the Purchaser to Advance Capital Markets, Inc., there is no agent's, broker's, or finder's fee or commission payable, or that will be payable, in connection with the transactions contemplated by this Agreement by virtue of, or resulting from, any action or agreement by the Purchaser.

         4.06 DISCLOSURE. The information with respect to the Purchaser heretofore provided and to be provided by the Purchaser pursuant to this Agreement, and each of the representations, agreements, documents, certificates and writings to be delivered by the Purchaser or its representatives at the Closing, do not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary in order to make the statements and writings contained herein or therein not false or misleading in the light of the circumstances under which they were made.

                                    ARTICLE V

                                 INDEMNIFICATION

         5.01 INDEMNIFICATION OF THE PURCHASER. Subject to the limitations set forth in Section 5.02 below, the Company and the Stockholders each hereby jointly and individually agree to indemnify, defend, and hold harmless the Purchaser, its officers, directors, employees, agents, attorneys, and shareholders (the "Indemnitees" or an "Indemnitee") from and against all demands, claims, actions, or causes of action, assessments, losses, taxes, damages, liabilities, costs, and expenses, including, without limitation, interest, penalties, and reasonable attorneys' fees and expenses (collectively "Damages"), asserted against, assessed upon, resulting to, imposed upon, or incurred by an Indemnitee by reason of or resulting from (a) a material breach of any representation, warranty, covenant, obligation, or agreement of the Company or the Stockholders contained in or made pursuant to this Agreement, including the Schedules and Exhibits hereto, or any facts or circumstances constituting such a breach; or (b) the operation of the Company's business, including, but not limited to, any products sold or services rendered, or any Tax liability for any period, prior to the Effective Date (collectively the "Indemnified Claims"). In addition, the Stockholders agree to indemnify the Indemnitee for such Damages as they are incurred by the Indemnitee irrespective of any ongoing or continuing legal proceedings and the relative timeframes and issues associated with such proceedings, or the relative success or nonsuccess the Indemnitee may experience in such proceedings; and the Purchaser shall have the right to offset, withhold, and deduct such Damages from any payment of the Earn Out Amount required to be made by the Purchaser pursuant to Section 1.03 of this Agreement.

         5.02 LIMITATIONS ON INDEMNIFICATION OF THE PURCHASER. No Indemnified Claim may be brought under Section 5.01 against one or more of the Stockholders until the amount of the Indemnified Claim or the aggregate amount of all Indemnified Claims that have not yet been paid to an Indemnitee exceed $100,000. In no event shall the Stockholders be liable to pay in the aggregate more than the Initial Purchase Price pursuant to their duty to indemnify as set forth in
Section 5.01 hereof, and the Purchaser agrees that its sole and exclusive remedy for an Indemnified Claim is to pursue its rights to be indemnified under Section
5.01 above; provided however, that if such claim is for a breach of the representations and warranties made in Section 3.04(b) (insofar as such representation relates to title to the Class A Common Stock) or Section 3.13 herein, or if the Indemnified Claim is based on fraud, the Purchaser shall have all rights and remedies provided by this Agreement, at law, or in equity, and the foregoing limitation on the aggregate dollar amount the Stockholders are liable for shall be of no force and effect. The Purchaser's right to bring an Indemnified Claim under Section 5.01 hereof shall expire 18 months after the Effective Date.

         5.03 INDEMNIFICATION CLAIMS PROCEDURE.

              (a) For purposes of this Section 5.03, the party against whom an Indemnified Claim is asserted under Section 5.01 herein is hereinafter referred to as the "Indemnifying Party." All Indemnified Claims by any Indemnitee under Section 5.01 hereof shall be asserted and resolved in accordance with the following provisions. If any Indemnified Claim for which an Indemnifying Party would be liable to an Indemnitee is asserted against or sought to be collected from such Indemnitee by any third party, such Indemnitee shall with reasonable promptness notify in writing the Indemnifying Party of such Indemnified Claim stating with reasonable specificity the circumstances for the Indemnitee's Indemnified Claim; provided, however, that any failure to give such notice will not waive any rights of the Indemnitee except to the extent that the rights of the Indemnifying Party are actually prejudiced or to the extent that any applicable period set forth in Section 5.02 herein has expired without such notice being given. After receipt by the Indemnifying Party of such notice, then upon prompt reasonable notice from the Indemnifying Party to the Indemnitee, or upon the request of the Indemnitee, the Indemnifying Party shall defend, manage, and conduct any proceedings, negotiations, or communications involving any claimant whose Indemnified Claim is the subject of the Indemnitee's notice to the Indemnifying Party as set forth above, and shall take all actions necessary, so as to enable the Indemnified Claim to be defended against or resolved without expense or other action by the Indemnitee. Upon request of the Indemnifying Party, the Indemnitee shall, to the extent it may legally do so and to the extent that it is compensated in advance by the Indemnifying Party for any costs and expenses thereby incurred,

                  (i) take such action as the Indemnifying Party may reasonably request in connection with such action;

                  (ii) allow the Indemnifying Party to dispute such action in the name of the Indemnitee and to conduct a defense to such action on behalf of the Indemnitee; and

                  (iii) render to the Indemnifying Party all such assistance as the Indemnifying Party may reasonably request in connection with such dispute and defense.

              (b) Notwithstanding anything to the contrary herein, the Indemnitee shall have the right to approve the Indemnifying Party's choice of counsel, such consent not to be unreasonably withheld, and to participate in or co-manage any defense of an Indemnified Claim asserted with respect to such Indemnitee. The Indemnifying Party shall not settle or compromise any Indemnified Claim or enter into any settlement agreement regarding any Indemnified Claim, unless the Indemnitee consents in writing to such settlement or compromise, such consent not to be unreasonably withheld.

                                   ARTICLE VI

                      POST-CLOSING COVENANTS AND AGREEMENTS

         6.01 TRANSITION. The Stockholders hereby agree as follows:

              (a) The Stockholders shall use their best efforts to transition their respective responsibilities within the Company (the "Transition") to other qualified and competent individuals prior to the fifth anniversary of the Effective Date.

              (b) The Stockholders shall meet with the Purchaser on or about the 23 month anniversary of the Effective Date to discuss and begin the development of a mutually agreeable written plan describing the Transition. The Stockholders shall have the primary responsibility to develop the appropriate steps and timelines to accomplish the Transition on or before the fifth anniversary of the Effective Date (the "Transition Plan").

              (c) The Stockholders and the Purchaser shall thereafter meet, if not mutually agreed otherwise, on or around the third anniversary, the fourth anniversary, and 60 days prior to the fifth anniversary of the Effective Date, to review the progress made by the Stockholders under the Transition Plan and to amend or modify such plan as may be mutually agreed. The Transition Plan will be deemed to be complete when the Stockholders' duties, responsibilities, and relationships with Company personnel, vendors, and customers have been assumed by other individuals who have demonstrated, in the good faith and reasonable opinion of the Stockholders and the Purchaser, the ability to perform satisfactorily such functions and continue such relationships.

         6.02 RESTRICTIVE COVENANTS. In order to ensure that the Purchaser will realize the benefits of the transactions contemplated hereby, each of the Stockholders, severally but not jointly, covenants and agrees that he will not, during the 15-year period following the Effective Date:

              (a) directly or indirectly, in any capacity whatsoever, individually or on behalf of any other person or entity, engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, lend the Stockholder's name or any similar name to, lend the Stockholder's credit to or render services or advice to, any business engaged or about to become engaged in the Business of the Company, the Purchaser, or any of their Affiliates. For purposes of this Agreement, the Business of the Company, the Purchaser, and their Affiliates includes
         (i) all those products and services that are presently or hereafter marketed by the Company, the Purchaser, or any of their Affiliates, or that are in the development stage on the Termination Date (as that term is defined in the Employment Agreement); (ii) the business of conducting clinical trials or medical research, and contract research business; (iii) the third party prescription drugs claims processing business; (iv) the organization and administration of retail pharmacy networks; (v) the design, development, marketing of, or consulting as to prescription drug benefit plans; (vi) the provision of mail service pharmacy benefits; (vii) the collection, analysis, and/or sale of data relating to prescription drug utilization; (viii) formulary management and rebate administration services; (ix) disease state management, case management, or demand management services; (x) health benefit plan surveys, medical efficacy surveys, or NCQA surveys or related surveys; and (xi) any other business in which the Company, the Purchaser, or their Affiliates are engaged on the Termination Date. Notwithstanding the foregoing sentence, each of the Stockholders may purchase or otherwise acquire up to two percent of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934, as amended. Notwithstanding anything to the contrary herein, nothing in this
         Section 6.02(a) shall prohibit the

         Stockholders from engaging in the general medical practice, and upon termination of their employment with the Company, if neither the Purchaser, the Company nor their Affiliates are engaged in the contract research business, then subject to the prior written consent of the Purchaser, which will not be unreasonably withheld, the Stockholders may assist sponsors, or a sponsor's proxy which has responsibility for monitoring a clinical trial, in the design or development of clinical trials.

              (b) directly or through an Affiliate (defined below), solicit any Person that is a Current Customer (defined below) of the Purchaser or its Affiliates for purposes of selling products or services to such Person that are in competition with the products and services offered or sold by the Purchaser or its Affiliates.

              (c) employ, either directly or through an Affiliate, any current employee of the Purchaser or its Affiliates or any individual who was an employee of the Purchaser or its Affiliates during the 12 months immediately preceding the Effective Date, and agrees not to solicit, or contact in any manner that could reasonably be construed as a solicitation, either directly or through an Affiliate, any employee of the Purchaser or its Affiliates for the purpose of encouraging such employee to leave or terminate his or her employment with the Purchaser or its Affiliates.

              (d) solicit, either directly or through an Affiliate, a current vendor or supplier of the Purchaser or its Affiliates for purposes of encouraging such vendor or supplier to cease or diminish providing products or services to the Purchaser or its Affiliates, or to change adversely the terms under which such vendor or supplier provides such products or services to the Purchaser or its Affiliates.

              (e) interfere with the Purchaser's relationship with any person who at the relevant time is an employee, contractor, supplier, or customer of the Purchaser or its Affiliates.

         6.03 REFORMATION. If any covenant in Section 6.02 of this Agreement is held to be unreasonable, arbitrary, or against public policy, such covenant will be considered to be divisible with respect to scope, time, and geographic area, and such lesser scope, time, or geographic area, or all of them, as an arbitrator or a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding, and enforceable against the Stockholders.

         6.04 TERMINATION OF 401(K) PLAN. The Purchaser and the Company agree and covenant, with respect to the currently existing 401(k) Plan of the Company (the "Company Plan"), as follows:

              (a) the Purchaser shall not make any material amendment to the Company Plan without the prior written consent of the Stockholders, except as required by law, court order, or the rules or regulations of applicable governmental authorities including, but not limited to, the United States Department of Labor and the Internal Revenue Service ("IRS");

              (b) the Purchaser shall permit each Stockholder to remain as a trustee under the Company Plan until the Company Plan is terminated and all benefits under the Company Plan have been paid; provided, however, that the Purchaser, in its sole discretion, shall have the right to (i) appoint additional trustees under the Company Plan or (ii) remove a Stockholder as a trustee in the event the Company Plan is not administered and maintained in full compliance with all applicable laws, rules, and regulations, or a Stockholder acts with negligence or willful misconduct in his administration of the Company Plan. The Company and the Stockholders hereby acknowledge and agree that any defect or noncompliance in the Company Plan or its administration by a Stockholder is an Indemnified Claim (as defined in Section 5.01 herein), and the Purchaser shall have all rights with regard to such Indemnified Claim that are provided for in Article 5 of this Agreement;

              (c) the Company shall terminate the Company Plan effective as of the Effective Date and immediately prior to Closing;

              (d) the Purchaser shall amend the Company Plan to allow for the full vesting of all accounts subject to the Company Plan upon the termination of the Company Plan;

              (e) the Purchaser shall take all actions as are reasonably necessary to submit the Company Plan to the IRS for a "determination letter" that termination of the Company Plan will not adversely affect the Company Plan's qualified status; provided, however, that if the Purchaser does not receive such a determination letter due to problems in the Company Plan or the administration thereof, then the Purchaser shall be under no further duty to obtain such a determination letter;

              (f) As soon as administratively possible after receipt of a determination letter from the IRS, and to the extent permitted by law, the Purchaser will distribute the assets of the Company Plan to the Company Plan's participants, unless such distribution would adversely affect the qualified status of the Company Plan under any applicable law.

         6.05 RECORDS RETENTION. The Purchaser and the Stockholders shall cause the Company to store and maintain all medical records, case report forms, regulatory materials, and all study-related documents in accordance with (i) regulations of the FDA, Good Clinical Practices, International Conference on Harmonization, or (ii) specific individual contracts with sponsoring pharmaceutical companies and clinical research organizations, whichever is applicable with regard to each record, form, regulatory material, or document. The Purchaser and the Stockholders shall cause the Company to make such records, forms, regulatory materials, and documents (collectively, the "Medical Documents") available for review, or other lawful use, to the FDA, to the authorized pharmaceutical company sponsor or its legitimate representatives, to the duly constituted Institutional Review Board of record, all as required by good clinical practice or by law; to a Stockholder, upon request so long as he is employed by the Company; and to no other party without the consent of the patient or the patient's legally authorized representative or by order of a competent court of law. Notwithstanding the foregoing, the Purchaser and the Stockholders shall cause the Company to make the Medical Documents available for review by the Stockholders (regardless of their employment status with the Company) to the extent such review is necessary to respond to matters that are reflected, in whole or in part, in the Medical Documents and that arise from (a) an investigation by any governmental authority, or (b) any demand, claim, lawsuit, or similar action against the Stockholders, or any matter arising in connection with any professional liability claim against either of the Stockholders. In no event shall this Section 6.05 entitle the Stockholders to use the Medical Documents in furtherance of, or to assist any Person in the furtherance of, any endeavor, practice, business, or similar conduct that is in competition with or intends to compete with, the Purchaser, the Company, or any of their Affiliates, or would otherwise violate Section 6.02 herein.

         6.06 OSHA RECORDS. The Purchaser shall maintain in confidence all OSHA mandated personnel health records and shall comply with federal OSHA regulations and state agency requirements regarding the health and welfare of health care personnel and the disposal of biohazardous waste materials generated within the normal course of business of the Company.

         6.07 MAINTENANCE OF INSURANCE POLICIES. The Stockholders will continue to have in effect (at their sole expense), for the 10-year period immediately following the Effective Date, continuing liability insurance coverage in connection with the medical practice previously operated by the Company and the Stockholders and subsequently sold to Dr. Andrew Kovacs. The coverage of such insurance policy shall be equivalent to the coverage in effect on the Effective Date and shall name the Company and the Purchaser as loss payees.

                                   ARTICLE VII

                                   DEFINITIONS

         The following terms as used in this Agreement shall have the meanings set forth below:

         "Affiliate" shall mean, as to any Person, any Person controlled by, controlling, or under common control with such Person, and, in the case of a Person who is an individual, a member of the family of such individual consisting of a spouse, sibling, in-law, lineal descendant, or ancestor (including by adoption), and the spouses of any such individuals. For purposes of this definition, "control" (including the terms "controlling", "controlled by" and "under common control with") of a Person means the possession, directly or indirectly, alone or in concert with others, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of securities, by contract or otherwise, and no Person shall be deemed in control of another solely by virtue of being a director, officer or holder of voting securities of any entity. A Person shall be presumed to control any partnership of which such Person is a general partner.

         "Code" shall mean the Internal Revenue Code of 1986, as amended. All references herein to sections of the Code shall include any corresponding provision or provisions of succeeding law.

         "Current Customer" shall mean any Person who is currently utilizing any product or service sold or provided by the Purchaser, the Company, or any of their Affiliates; any Person who utilized any such product or service within the previous 12 months; and any Person with whom the Purchaser, the Company, or any of their Affiliates is currently conducting negotiations concerning the utilization of such products or services.

         "Environmental Inspection" means asbestos surveys and sampling, other environmental assessments and investigations, test borings, and any other environmental surveys and analyses including, without limitation, soil and ground water sampling, and phase I and phase II site assessments performed by qualified environmental professionals having appropriate workers' compensation, general liability, and professional liability insurance in amounts reasonably acceptable to Purchaser and the Company.

         "Environmental Laws" shall mean laws, including, without limitation, federal, state, or local laws, ordinances, rules, regulations, interpretations, and orders of courts or administrative agencies or authorities relating to pollution, environmental protection, health and safety, or similar laws (including, without limitation, ambient air, surface water, ground water, land surface, and subsurface strata), including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended ("CERCLA"), the Federal Clean Water Act ("CWA"), the Safe Drinking Water Act ("SDWA"), the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), the Clean Air Act ("CAA"), the Emergency Planning and Community Right to Know Act ("EPCRA"), the Occupational Safety and Health Act ("OSHA"), and other laws relating to pollution or protection of the environment, or to the manufacturing, processing, distribution, use, treatment, handling, storage, disposal, or transportation of Polluting Substances.

         "Governmental Authority" means any nation or government, any state, regional, local, or other political subdivision thereof, and any entity or official exercising executive, legislative, judicial, regulatory. or administrative functions of or pertaining to government.

         "Knowledge" - An individual shall be deemed to have "knowledge" of a particular fact or other matter if (i) such individual is actually aware of such fact or other matter, or (ii) a prudent person serving in the same capacity as such individual would be expected to discover or otherwise become aware of such fact or other matter in the course of performing the official duties of such individual. A corporation shall be deemed to have "knowledge" of a particular fact or other matter if any individual serving as a director or officer (or in any similar capacity) of the corporation has Knowledge (as set forth above) of such fact or other matter.

         "Material Adverse Effect" means any development, change, or effect that is materially adverse to the business, properties, tangible or intangible assets, net worth, condition (financial or other), results of operations, or prospects of the Company.

         "Person" shall have the meaning given in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended, as modified and used in Sections 13(d)(3) and 14(d)(2) of such act.

         "Polluting Substances" shall be construed broadly to include (a) asbestos, (b) petroleum products or wastes, (c) biomedical or biological wastes, and (d) all pollutants, contaminants, chemicals, or industrial, toxic, or hazardous substances or wastes and shall include, without limitation, any flammable explosives, radioactive materials, oil, hazardous materials, hazardous or solid wastes, hazardous or toxic substances or regulated materials defined in CERCLA, CWA, SDWA, RCRA, EPCRA, and CAA and/or any other Environmental Laws, as amended, and in the regulations adopted and publications promulgated thereto; provided, to the extent that the laws of the State of Florida establish a meaning for "hazardous substance," "hazardous waste," "hazardous materials," "solid waste," or "toxic substance," which is broader than that specified in any of CERCLA, CWA, SDWA, RCRA, EPCRA, and CAA or other Environmental Laws such broader meaning shall apply.

          "Property" includes any property (whether real or personal) which the Company currently or in the past has leased, operated, owned, or managed in any manner, including, without limitation, any property acquired by foreclosure or deed in lieu thereof and property held as security for a loan or other indebtedness by the Company on the date hereof.

                                  ARTICLE VIII

                                  MISCELLANEOUS

         8.01 AMENDMENTS. This Agreement may not be modified, amended, or supplemented except by an agreement in writing signed by all of the parties hereto.

         8.02 ASSIGNABILITY. This Agreement and the rights and obligations hereunder shall not be assignable without the express written consent of all parties hereto.

         8.03 CONSTRUCTION OF AGREEMENT. Each party and its counsel have participated fully in the review and revision of this Agreement. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in the interpretation of this Agreement.

         8.04 COURT COSTS AND ATTORNEYS' FEES. If any action at law or in equity, including an action for declaratory relief, is brought to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to recover costs of court and reasonable attorneys' fees from the other party or parties to such action, which fees may be set by the court in the trial of such action or may be enforced in a separate action brought for that purpose, and which fees shall be in addition to any other relief that may be awarded.

         8.05 ENTIRE AGREEMENT. This Agreement and the executed documents, the forms of which are attached hereto as Exhibits, together with the Schedules and Exhibits attached hereto and thereto, shall constitute the entire agreement between the parties hereto with respect to the transactions contemplated hereby and shall supersede all prior or contemporaneous negotiations, understandings and agreements. There are no representations, agreements, arrangements, or understandings, oral or written, between or among the parties hereto relating to the subject matter of this Agreement that are not fully expressed herein.

         8.06 FURTHER ASSURANCES. Each party hereto, without further consideration, shall, at the reasonable request of any other party hereto after the consummation of the transactions contemplated by the Agreement, execute and deliver any instruments of conveyance, assignment, transfer, assumption, or other instrument or document and take such other actions, as such other party may reasonably request to more effectively consummate the transactions contemplated by this Agreement.

         8.07 GOVERNING LAW; VENUE. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS RULES OR CHOICE OF LAWS RULES THEREOF. VENUE FOR ANY ACTION BROUGHT HEREUNDER SHALL BE PROPER ONLY IN DALLAS COUNTY, TEXAS.

         8.08 HEADINGS. The headings of sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

         8.09 INUREMENT. Subject to the restrictions against transfer or assignment as herein set forth, the provisions of this Agreement shall inure to the benefit of, and shall be binding on, the heirs, assigns, successors, personal representatives, estates, and legatees of each of the parties hereto.

         8.10 INVALID PROVISIONS. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future law, and if the rights or obligations of either of the parties hereto would not be materially and adversely affected thereby, (a) such provisions shall be fully severable; (b) this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provisions had never comprised a part hereof;
(c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance; (d) in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid, and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.

         8.11 MULTIPLE COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

         8.12 NOTICES, ETC. All notices, demands or other communications given hereunder shall be in writing and shall be sufficiently given if delivered either personally or by a United States nationally recognized courier service marked for next business day delivery or sent by facsimile confirmed by telephone conversation (for this purpose, voice mail messages are insufficient) or in a sealed envelope by first class mail, postage prepaid and either registered or certified, addressed as follows:


    if to the Company:     Baumel-Eisner Neuromedical Institute, Inc.
                           7301 N. University Drive, Suite 300
                           Tamarac, Florida 33321
                           Attention: Chairman of the Board
                           Telephone: (954) 720-1899
                           Facsimile: (954) 726-6468

     with a copy to:       Greenberg Traurig, P.A.
                           1221 Brickell Avenue
                           Miami, Florida 33131
                           Attention: Michael G. Taylor
                           Telephone: (305) 579-0500
                           Facsimile: (305) 579-0717

 if to the Stockholders:   Barry Baumel, M.D.
                           555 N.E. 34th Street
                           Apartment 1403
                           Miami, Florida, 33137

                           Larry S. Eisner, M.D.
                           5852 N.W. 23rd Terrace
                           Boca Raton, Florida  33496

      with a copy to       Greenberg Traurig, P.A.
                           1221 Brickell Avenue
                           Miami, Florida 33131
                           Attention: Michael G. Taylor
                           Telephone: (305) 579-0500
                           Facsimile: (305) 579-0717

   if to the Purchaser:    Advance Paradigm, Inc.
                           545 E. John Carpenter Freeway, Suite  1570
                           Irving, Texas 75062
                           Attention: Chief Executive Officer
                           Telephone: (972) 830-6199
                           Facsimile: (972) 830-6196



     with a copy to:       Block & Balestri, P.C.
                           15851 Dallas Parkway, Suite 1020
                           Addison, Texas  75001
                           Attention: Steven R. Block, P.C.
                           Telephone: (972) 788-2700
                           Facsimile: (972) 788-2772

or to such other address with respect to any party hereto as such party may from time to time notify (as provided above) the other parties hereto. Any such notice, demand or communication shall be deemed to have been received (i) on the date of delivery, if delivered personally, (ii) one business day after delivery to a nationally recognized overnight courier service, if marked for next day delivery, (iii) five business days after the date of mailing, if mailed or (iv) on the date of confirmation, if sent by facsimile.

         8.13 EXPENSES. Except as otherwise provided herein, the Purchaser, on the one hand, and the Stockholders, on the other, shall each bear their respective legal, accounting, tax, consulting and financial advisory, and other fees and expenses incurred in connection with the transactions contemplated by this Agreement. It is expressly agreed that the Purchaser shall pay all fees and expenses related to the preparation of the Statements, and the Company shall pay all premiums on the life insurance policies referred to in Section 2.01(c)(viii) hereof.

         8.14 SURVIVAL REPRESENTATIONS AND WARRANTIES. All representations, warranties, covenants, and obligations of the parties hereto and remedies available to the parties hereto shall survive the Closing.

         8.15 THIRD PARTIES. Except with respect to indemnification under
Section 5.01 herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person other than the parties hereto and their successors, heirs, or assigns, any rights or remedies under or by reason of this Agreement.

         8.16 WAIVER. The failure of any party to insist, in any one or more instances, upon performance of any of the terms, covenants, or conditions of this Agreement shall not be construed as a waiver or a relinquishment of any right or claim granted or arising hereunder or of the future performance of any such term, covenant, or condition, and such failure shall in no way affect the validity of this Agreement or the rights and obligations of the parties hereto. No waiver of any provision or condition of this Agreement shall be valid unless executed in writing and signed by the party to be bound thereby, and then only to the extent specified in such waiver. No waiver of any provision or condition of this Agreement shall be construed as a waiver of any other provision or condition of this Agreement, and no present waiver of any provision or condition of this Agreement shall be construed as a future waiver of such provision or condition.

         8.17 DISCLOSURE ON SCHEDULES. Disclosure of a specific item in any one Schedule hereto shall be deemed a disclosure as to all other applicable Schedules if either (a) there is an explicit cross-reference to another Schedule or Schedules, or (b) the party to whom the disclosure is being made could reasonably be expected to ascertain the scope of the modification to another representation notwithstanding the absence of a cross-reference.

         IN WITNESS WHEREOF, the undersigned have set their hands effective the date first written above.

THE PURCHASER:

ADVANCE PARADIGM, INC.


By:
   ----------------------------------
Name:
     --------------------------------
Title:
      -------------------------------


THE COMPANY:

BAUMEL-EISNER NEUROMEDICAL
INSTITUTE, INC.


By:
   ----------------------------------
Name:
     --------------------------------
Title:
      -------------------------------


THE STOCKHOLDERS:                             NUMBER OF SHARES OF
                                            OF CLASS A COMMON STOCK
                                            -----------------------

-------------------------------------               500,000
Barry Baumel, M.D.


-------------------------------------               500,000
Larry S. Eisner, M.D.